Exhibit 5.1

[LETTERHEAD OF SHAW PITTMAN LLP]

October 31, 2003

Saul Centers, Inc.

7501 Wisconsin Avenue, Suite 1500

Bethesda, Maryland 20814

Re:	Saul Centers, Inc – Form S-3
Underwritten Public Offering of up to 4,000,000 Depositary Shares,
Each Representing a 1/100th Fractional Interest in a Share of
8% Series A Cumulative Redeemable Preferred Stock

Dear Ladies and Gentlemen:

We have acted as counsel to Saul Centers, Inc., a Maryland corporation (the “Company”), in connection with the filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a prospectus supplement dated October 31, 2003 to the prospectus dated September 30, 2003 contained in the registration statement on Form S-3, No. 333-107083 (collectively, the “Registration Statement”), which was declared effective on September 30, 2003. The prospectus supplement and prospectus are together herein referred to as the “Prospectus.” The Prospectus relates to the public offering of up to 4,000,000 depositary shares (the “Depositary Shares”), each representing a 1/100th fractional interest in a share of 8% Series A Cumulative Redeemable Preferred Stock (the “Preferred Stock”) of the Company, pursuant to the terms of an underwriting agreement dated as of October 30, 2003 by and among the Company and the several underwriters named therein (the “Underwriting Agreement”). The Preferred Stock and the Depositary Shares are together referred to herein as the “Securities.”

For the purposes of this opinion, we have examined copies of the following documents:

1.	The Prospectus;

2.	The Registration Statement;

3.	The Underwriting Agreement;

4.	The Articles of Incorporation of the Company, as amended, restated or supplemented, as certified by the Maryland State Department of Assessments and Taxation on October 22, 2003 and as certified to us by the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company as being in effect as of the date hereof;

5.	The Articles Supplementary to the First Amended and Restated Articles of Incorporation of the Company, dated October 30, 2003 (the “Articles Supplementary”);

6.	The Bylaws of the Company, as amended, restated or supplemented, as certified to us by the Senior Vice President, Chief Financial Officer, Treasurer and Secretary of the Company as being in effect as of the date hereof;

7.	The minutes of both the special meeting of the Board of Directors of the Company held on June 26, 2003 and the meeting of the Executive Committee of the Board of Directors of the Company held on October 30, 2003 (the “Resolutions”);

8.	A form of deposit agreement (the “Deposit Agreement”) to be entered into by and among the Company, Continental Stock Transfer & Trust Company (the “Depositary”) and all holders from time to time of depositary receipts issued thereunder;

9.	A certificate of an officer of the Company dated as of the date hereof; and

10.	Such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

In our examination of the aforesaid documents, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the completeness and authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. In connection with the opinions expressed below, we have assumed that, at and prior to the time of the sale and delivery of any of the Depositary Shares or the Preferred Stock pursuant to the Registration Statement, (i) the Resolutions have not been amended, modified or rescinded, (ii) no stop order suspending the effectiveness of the Registration Statement has been issued and no proceedings with respect thereto have been commenced or threatened, (iii) the Articles Supplementary have been filed with the Maryland State Department of Assessments and Taxation, and (iv) there has not occurred any change in law materially adversely affecting the power of the Company to offer and sell the Depositary Shares or the Preferred Stock or the validity of the Depositary Shares and the Preferred Stock.

To the extent that the obligations of the Company with respect to the Depositary Shares and the Preferred Stock may be dependent upon such matters, we assume for purposes of this opinion that the other parties under the Deposit Agreement for any Depositary Shares are duly organized, validly existing and in good standing under the laws of its jurisdiction of organization; that such other parties are duly qualified to engage in the activities contemplated by such Deposit Agreement; that such Deposit Agreement has been duly authorized, executed and delivered by the other parties and constitutes the legal, valid and binding obligation of the other parties enforceable against the other parties in accordance with its terms; that such other parties are in compliance with respect to performance of their obligations under such Deposit

Agreement with all applicable laws and regulations; and that such other parties have the requisite organizational and legal power and authority to perform their obligations under such Deposit Agreement.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

1.   The Preferred Stock, when sold, issued and delivered by the Company in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

2.   The depositary receipts evidencing the Depositary Shares constitute legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms when the depositary receipts have been duly executed and delivered by the Company and countersigned by the Depositary against a deposit of the Preferred Stock represented by the depositary receipts in accordance with the Deposit Agreement and delivered to and paid for by the purchasers of the depositary receipts in the manner contemplated by, and in accordance with, the Registration Statement.

The opinions expressed above with respect to the enforceability of obligations may be limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, including, without limitation, requirements of good faith, fair dealing, conscionability and materiality (regardless of whether the Depositary Shares or the Preferred Stock are considered in a proceeding in equity or at law). Such opinions shall be understood to mean only that if there is a default in performance of an obligation, (i) if a failure to pay or other damage can be shown and (ii) if the defaulting party can be brought into a court which will hear the case and apply the governing law, then, subject to the availability of defenses and to the exceptions set forth in the previous sentence, the court will provide a money damage (or perhaps injunctive or specific performance) remedy.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus under the caption “Legal Matters.” The giving of this consent, however, does not constitute an admission that we are “experts” within the meaning of Section 11 of the Securities Act of 1933 (the “Act”), as amended, or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/S/ SHAW PITTMAN LLP

SHAW PITTMAN LLP